Exhibit 3.2(a)
ARTICLES OF INCORPORATION
OF
GEORGIA MUSCULOSKELETAL NETWORK, INC.
ARTICLE ONE
          The name of the corporation is Georgia Musculoskeletal Network, Inc.
ARTICLE TWO
          The corporation shall have perpetual duration.
ARTICLE THREE
          The corporation is organized for profit to transact any lawful activity intended to further the goals of the shareholder in establishing, operating, and coordinating a network of health care providers and in arranging for the provision of medical services in accordance with guidelines established by the Board of Directors. The corporation may also carry on any other lawful business, whether or not related to the business set forth above, not specifically prohibited under the applicable laws of the State of Georgia.
ARTICLE FOUR
          The Board of Directors shall have general charge of the affairs and any assets of the corporation. It shall be the duty of the Board of Directors to carry out the purposes and functions of the corporation. The directors shall be elected and approved in accordance with the Bylaws of the corporation and shall have the powers and duties set forth in the Articles and Bylaws.
ARTICLE FIVE
          The corporation shall have authority to be exercised by the Board of Directors to issue not more than one thousand (1,000) shares of capital stock, all of which shall be designated common stock, one dollar par value per share. Except as otherwise set forth in these Articles of Incorporation, the shares of common stock shall possess all rights and privileges afforded to capital stock under applicable law.
ARTICLE SIX
          The initial registered office of the corporation is located at 1201 Peachtree Street. N.E., Atlanta, Fulton County, Georgia 30309. The initial registered agent of the corporation at its registered office is Mr. Robert Lower.
ARTICLE SEVEN
          The name and address of the incorporator is as follows:
Mr. Robert Lower
Alston & Bird
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
ARTICLE EIGHT
          The mailing address of the initial principal office of the corporation is 103 Powell Court, Suite 350, Brentwood, Tennessee 37027.
ARTICLE NINE
          9.1 A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for acts of the types set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.

          9.2 Any repeal or modification of the provisions of this Article by the shareholder of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.
          9.3 If the Georgia Business Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.
          9.4 In the event that any provision of this Article is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.
ARTICLE TEN
Initial Board of Directors
          The initial Board of Directors shall consist of two (2) members whose names and addresses are as follows:

Robert A. Yeager	Dale L. Stegall
103 Powell Court	103 Powell Court
Suite 350	Suite 350
Brentwood, Tennessee 37027	Brentwood, Tennessee 37027

ARTICLE ELEVEN
          Any action that is required or permitted to be taken at a meeting of the shareholder may be taken without a meeting if the action is taken by the shareholder and such action is evidenced by one or more written consents describing the action taken, signed by the shareholder and delivered to the corporation for inclusion in the minutes or filing with the corporate records.
          IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation this 12TH of AUGUST, 1998.

/s/ Illegible
Incorporator

ALSTON & BIRD
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
(404) 881-7000